Exhibit 10.3

LOAN AND SECURITY AGREEMENT

between

MIDCAP BUSINESS CREDIT LLC, as Lender,

and

BIOFRONTERA INC., as Borrower

May 8, 2023

TABLE OF CONTENTS

1.	LOANS AND OTHER FINANCIAL ACCOMMODATIONS.	1

2.	CONDITIONS OF LENDING.	3

3.	INTEREST; FEES; EXPENSES; INDEMNIFICATION; TAXES.	5

4.	SECURITY.	10

5.	COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; POWER OF ATTORNEY; LENDER REPORTS.	12

6.	REPRESENTATIONS AND WARRANTIES.	15

7.	AFFIRMATIVE COVENANTS.	21

8.	REPORTING.	23

9.	NEGATIVE COVENANTS.	26

10.	DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.	31

11.	STANDARDS FOR EXERCISING REMEDIES.	36

12.	TERMINATION.	36

13.	MISCELLANEOUS.	37

14.	DEFINITIONS.	42

LOAN AND SECURITY AGREEMENT

May 8, 2023

THIS LOAN AND SECURITY AGREEMENT (as amended or modified from time to time, this “Agreement”), is entered into as of the date set forth above by and between MIDCAP BUSINESS CREDIT LLC, a Texas limited liability company, the secured party hereunder (together with its successors and assigns, hereinafter called the “Lender”), BIOFRONTERA INC., a Delaware corporation (“Borrower”).

The parties agree as follows:

1. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a) Revolving Line of Credit.

(i) Revolving Loans. Subject to the terms and provisions of this Agreement, Lender hereby establishes a revolving line of credit in Borrower’s favor in the amount of the Credit Limit (as defined below). Subject to the terms and provisions of this Agreement, Lender shall make such requested loan, provided that there has not occurred and been continuing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default. Borrower agrees that the aggregate unpaid principal of all Revolving Loans outstanding at any one time, plus the sum of the aggregate amount undrawn on all Letters of Credit and acceptances and any reimbursement obligations outstanding under any Letters of Credit (the “L/C Amount”), shall not exceed the lesser of (I) the Credit Limit, and (II) the Borrowing Base less, until such time following the first month when the Borrower elects in accordance with Section 9(m)(i) to permanently be subject to the minimum EBITDA covenant, an availability block equal to $650,000 (the “Availability Block”). In the event that the unpaid Revolving Loans plus the L/C Amount does exceed such limit, Borrower will immediately (and in any case, not later than two (2) Business Days after the Lender delivers notice thereof to Borrower) make the necessary reduction in the unpaid principal amount of said Revolving Loans, and/or if permitted by the Lender in its sole discretion cash collateralize the Letters of Credit, to eliminate such excess.

(ii) Revolving Note. All revolving loans made by Lender pursuant to this Section 1 (each a “Revolving Loan” and collectively, the “Revolving Loans”) shall bear interest pursuant to Section 3(a)(i) and, at the option of Lender, shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Lender substantially in the form of Exhibit 2 hereto (as amended, modified, replaced, substituted, superseded or restated from time to time, the “Revolving Note”), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in all events shall be conclusively evidenced by Lender’s records of loans and repayments (absent manifest error) and shall be payable as described herein.

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(iii) Borrowing Base. The Borrowing Base is intended solely for monitoring purposes. The making of revolving loans, advances, and credits by Lender to Borrower in excess of the above described Borrowing Base formula is for the benefit of Borrower and does not affect the obligations of Borrower hereunder; all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

(iv) Protective Advances. Notwithstanding anything to the contrary contained herein, at its option, and without limiting any other rights or remedies, Lender may at any time make a Revolving Loan or other advances hereunder to pay or discharge any taxes, liens, rent, security interests or other encumbrances at any time levied against, impacting in any manner or placed on any of the Collateral, and may procure and make a Revolving Loan or other advance hereunder to pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary by Lender to protect its security, and all amounts expended by Lender in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered Obligations of Borrower and outstanding Revolving Loans (and shall be added to Borrower’s balance of Revolving Loans pursuant to this Agreement), and shall be secured by the Collateral. Lender shall use commercially reasonable efforts to give Borrower notice of any such protective advance and application thereof promptly following the same.

(v) Advance Procedures. Unless otherwise approved by the Lender in its sole discretion, all requests for Revolving Loans shall be submitted through the Lender’s electronic client portal, and subject to the terms and conditions hereof, will be processed in accordance with the guidelines set forth in such electronic client portal. The Lender may rely, in determining which Accounts are Qualified Accounts, which Inventory is Eligible Inventory and which Equipment is Eligible Equipment, on all statements, certifications and representations made by the Loan Parties with respect to Accounts, Inventory and Equipment, including without limitation as to any submissions through the Lender’s electronic client portal.

(vi) Payment Direction. Borrower hereby authorizes and directs Lender, in Lender’s sole discretion (provided, however, Lender shall have no obligation to do so): (A) to make, or treat as being made, a Revolving Loan to Borrowers, and add the same to Borrower’s balance of Revolving Loans pursuant to this Agreement, in order to pay accrued interest, fees, charges and expenses and other Obligations, as the same become due and payable pursuant to this Agreement, or any note or other agreement between Borrower and Lender; (B) to charge any of Borrower’s accounts under the control of Lender for the payment of any such Obligations; and/or (C) apply the proceeds of Collateral and any other funds of Borrower or other Loan Parties received by the Lender, including, without limitation, payments on accounts and other payments from sales or lease of inventory to the payment of any such Obligations. Lender shall use commercially reasonable efforts to give Borrower notice of any such payments or charges under clause (A) and (B) respectively promptly following the same.

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(b) Letters of Credit. At the request of the Borrower and upon the execution of letter of credit documentation satisfactory to Lender, within the limits set forth in Section 1(a) as then computed, the Lender shall cause the issuing bank to issue letters of credit from time to time for the account of Borrower (each a “Letter of Credit”, and collectively, “Letters of Credit”), provided that the L/C Amount shall not exceed the L/C Sublimit at any time. The Letters of Credit shall be on terms mutually and reasonably acceptable to Lender and Borrower, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Maturity Date. In connection with the issuance of any Letter of Credit, Borrower shall pay to Lender a percentage of the face amount of such Letter of Credit pursuant to Section 3(c)(vii) plus all normal and customary handling and issuance fees according to the fee schedule then in effect at Lender (or Lender’s issuing bank). Borrower hereby authorizes and directs Lender, in Lender’s sole discretion (provided, however, Lender shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a Revolving Loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement. For purposes of computing compliance with the limitations in Section 1(a), all Letters of Credit and acceptances shall be deemed to be Revolving Loans.

2. CONDITIONS OF LENDING.

(a) Initial Loans and Letters of Credit. The willingness of Lender to consider making the initial loan and if applicable, issuance of a Letter of Credit at such time, hereunder shall be subject to the condition precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender, except as otherwise required to be provided on a post-closing basis in accordance with a post-closing agreement executed by the Borrower in connection herewith:

(i) This Agreement and each applicable Loan Document, properly executed on behalf of the Loan Parties or other applicable party.

(ii) The Revolving Note drawn to the order of Lender.

(iii) Reserved.

(iv) Warehouse letters in form and substance acceptable to Lender from each warehouse holding Inventory with a value in excess of $250,000, including La Vergne, Tennessee.

(v) Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against any Loan Party, (B) no financing statements have been filed and remain in effect against any Loan Party, except the financing statements relating to the Obligations, and (C) Lender has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

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(vi) A certificate of the Clerk, Secretary or an Assistant Secretary, or other manager or officer approved by the Lender, of each Loan Party certifying as to (A) the resolutions of the directors/managers and, if required, the shareholders/members of such Loan Party, authorizing the execution, delivery and performance of this Agreement and related Loan Documents, as applicable, (B) the certified Articles/Certificate of Incorporation/Organization/Formation and Bylaws/Operating Agreement (or other similar constituting documents) of such Loan Party, and (C) the signatures of the officers or agents of such Loan Party authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of such Loan Party.

(vii) A current certificate issued by the Secretary of State of the state of such Loan Party’s formation, certifying that such Loan Party is legally existing and in good standing under the laws of such jurisdiction to the extent such jurisdiction issues such or similar certifications.

(viii) Evidence that each Loan Party is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(ix) Certificates of the insurance required hereunder, and related assignments as applicable, with all hazard insurance containing a lender’s loss payable endorsement in favor of Lender and naming the Lender as an additional insured (including as to foreign credit insurance).

(x) Payment of the fees due through the date of the initial loan and expenses incurred by Lender through such date required to be paid by Borrower pursuant to this Agreement.

(xi) A Borrowing Base Certificate which indicates that Borrower has adequate loan availability.

(xii) Evidence that after making the initial loans hereunder, satisfying past due obligations of the Borrower (including book overdrafts and delinquent payroll taxes), and having accounts payable paid to within terms acceptable to Lender, the amount, by which (a) the lesser of (1) the Credit Limit or (2) the Borrowing Base, exceeds (b) the principal balance of the Revolving Note, shall not be less than $1,000,000.

(xiii) Deposit Account Control Agreements properly executed by Bank of America as well as the Borrower, in form and substance satisfactory to Lender.

(xiv) Establishment of the Collection Account.

(xv) A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the Patriot Act.

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(xvi) An opinion of counsel to the Borrower, addressed to Lender.

(xvii) A Pledge and Security Agreement as to the Borrower’s equity interests in Bio-FRI GmbH, a German entity (“German Subsidiary”), executed by the Borrower in favor or the Lender.

(xviii) Such other documents, instruments and agreements as Lender in its discretion may reasonably require.

(b) All Loans and Letters of Credit. Lender shall have no obligation to make any loan or issue or cause to be issued any Letter of Credit unless on the date thereof and any request therefor:

(i) the representations and warranties contained in Section 6 hereof are correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be correct in all respects) on and as of the date of such loan or issuance of any Letter of Credit, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date in which case they shall be true and correct in all material respects as of such earlier date; and

(ii) no event has occurred and is continuing, or would result from such loan or issuance of any Letter of Credit which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

(c) Effect of Requests. Each request by Borrower for the making of any loan or issuance of any Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in clauses (b)(i) and (b)(ii) above of this Section 2 will be satisfied at the time of the making of such loan or issuance of any Letter of Credit.

3. INTEREST; FEES; EXPENSES; INDEMNIFICATION; TAXES.

(a) Interest Rates.

(i) Revolving Loans; Other Obligations. Interest on the amounts outstanding hereunder, including, without limitation, under the Revolving Note, will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of: (x) Adjusted Term SOFR, or in the event that such rate is no longer available or determinable etc. as provided in Section 3(a)(vi) below, the Alternative Rate, plus (y) a per annum rate equal to the Applicable Margin – Revolving Loans.

(ii) Reserved.

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(iii) Adjustment. The rate of interest payable by Borrower shall be adjusted as of the first day of each Interest Period using the rates set in accordance herewith and the applicable definitions of Term SOFR (or Alternative Rate if applicable) computed for the applicable Interest Period as provided herein. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. Lender’s determination of such interest rate shall be binding and conclusive absent manifest error. The interest rate need not and may not necessarily be the lowest or most favorable rate offered by Lender.

(iv) Maximum Rate. It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other documents or instruments executed in connection herewith, in no event shall this Agreement or such documents or instruments require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Obligations or in any communication by Lender or any other Person to Borrower or any other Person, or in the event all or part of the principal of the Obligations or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to Borrower, and (iv) the provisions of this Agreement and the other documents or instruments executed in connection herewith, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to the Obligations.

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(v) Conforming Changes. In connection with the use or administration of Term SOFR or any Alternative Rate (if applicable as provided herein), the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify Borrower of the Conforming Changes implemented and the effectiveness thereof in connection with the use or administration of Term SOFR or any Alternative Rate (if applicable as provided herein).

(vi) Additional Interest Rate Provisions.

(A) Term SOFR, and the Alternative Rate (if applicable), may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable interest period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining Loans bearing interest by reference to Term SOFR or the Alternative Rate (if applicable).

(B) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain SOFR Loans, or to continue such funding or maintaining, or to determine or charge interest rates by reference to Term SOFR, Lender shall give notice of such changed circumstances to Borrower, and in the case of any SOFR Loans that are outstanding, such SOFR Loans will be deemed to have been converted to Alternative Rate Loans on the last day of the Interest Period of such SOFR Loans, if Lender may lawfully continue to maintain such SOFR Loans, or immediately, if Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans thereafter shall accrue interest at the rate then applicable to Alternative Rate Loans, until Lender determines that it would no longer be unlawful or impractical to do so.

(C) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, Lender is not required to actually match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

(vii) Default Rate. Upon the occurrence of, and during the continuance of, an Event of Default, Borrower, as additional compensation to Lender for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest, any reimbursement obligations outstanding under any Letters of Credit and any other amounts past due under this Agreement) at a per annum rate equal to the sum of the rate of interest then specified in this Section 3(a) plus the Default Rate Margin (the “Default Rate”).

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(b) Interest Payments. Interest shall be payable in lawful money of the United States of America to Lender, or as Lender shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first Business Day of each month, commencing on the first Business Day of the month next succeeding the date hereof.

(c) Fees and Charges.

(i) Facility Fee. Borrower shall pay to the Lender a non-refundable closing facility fee in an amount equal to the Closing Facility Fee Rate times the Credit Limit. Such closing facility fee shall be due and payable upon the execution of this Agreement. Borrower shall pay to the Lender a non-refundable annual facility fee in an amount equal to the Annual Facility Fee Rate times the Credit Limit. Such annual facility fee shall be due and payable upon each anniversary of the date of this Agreement.

(ii) Field Examination Fees. Borrower hereby agrees to pay the Lender, on demand, reasonable audit fees in connection with any audits or inspections conducted by the Lender or its agents of any Collateral or Borrower’s operations or business at the rates established from time to time by the Lender as its audit fees (which fees are currently $1,000 per person, per 7½ hour day), together with all reasonable actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that absent an Event of Default, the Borrower will not have to reimburse the Lender for (i) such fees, costs and expenses more than four (4) times in any twelve (12) month period, and (ii) excluding fees, costs and expenses pertaining to the initial due diligence in connection with the execution of this Agreement, such fees, costs and expenses in excess of $10,000 plus any out-of-pocket costs and expenses in any calendar year.

(iii) Collateral Monitoring Charge. Borrower hereby agrees to pay the Lender the Collateral Monitoring Charge on a monthly basis for services rendered by the Lender in connection with the maintenance of the Obligations under this Agreement. Such Collateral Monitoring Charge shall accrue from the date hereof and shall be payable in arrears on the first Business Day of each month and on the termination of this Agreement.

(iv) Unused Fee. A fee, as calculated on a monthly basis by Lender, equal to the Unused Line Fee Rate times the daily average of the Credit Limit reduced by outstanding advances and the L/C Amount (the “Unused Line Fee”), will be due and payable in arrears on the first Business Day of each month and on the termination of this Agreement.

(v) Appraisals. Borrower hereby agrees to pay the Lender, on demand, the Lender’s reasonable fees, costs and expenses (including any reasonable fees, costs and expenses incurred by any appraiser) in connection with any appraisals of all or any part of the Collateral conducted at the request of Lender; provided, however, that absent an Event of Default, the Borrower will not have to reimburse the Lender for such fees, costs and expenses.

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(vi) Late Fee. If any amount due under this Agreement is not received by the Lender within five (5) days of the date such amount is due, Borrower shall pay to the Lender a late fee of five percent (5%) of such amount not paid, such late fee to be immediately due and payable by Borrower without demand by the Lender.

(vii) Letter of Credit Fee. A fee, calculated on the LC Amount multiplied by a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of: (x) Adjusted Term SOFR, or in the event that such rate is no longer available or determinable etc. as provided in Section 3(a)(vi) above, the Alternative Rate, plus (y) a per annum rate equal to the Applicable Margin – Revolving Loans.

(d) Expenses. Borrower shall pay to Lender on demand any and all reasonable, documented out-of-pocket counsel fees and other expenses incurred by Lender in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all reasonable, documented out-of-pocket expenses, including, but not limited to, a collection charge on all accounts collected, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of any account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Lender’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable, documented out-of-pocket counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all reasonable, documented out-of-pocket costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by Borrower or by any other Person primarily or secondarily liable (with or without recourse) with respect to such debt, and all reasonable, documented out-of-pocket costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender’s security, and shall be secured hereby.

(e) Indemnification. Except to the extent directly caused by Lender’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, each Loan Party will indemnify and save Lender harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable, documented out-of-pocket attorneys’ fees) that Lender may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Lender’s agreement to make loans available to Borrower and the termination of this Agreement.

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(f) Taxes. At the option of Lender, Borrower will furnish to Lender, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower’s obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Lender that such deposits or payments have been made as required. Should Borrower fail to make any of such deposits or furnish such proof then Lender may, in its sole and absolute discretion, (i) make any of such deposits or any part thereof, (ii) pay such taxes, or any part thereof, or (iii) set-up such reserves as Lender, in its judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Lender. Nothing herein shall be deemed to obligate Lender to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Lender’s part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

4. SECURITY.

(a) Security Interest. To secure the full payment and performance of all of the Obligations, each Loan Party, for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to the Lender a continuing security interest in and to, and assigns to Lender, all assets of such Loan Party, wherever located and whether now owned or hereafter owned, existing, acquired or arising, whether tangible or intangible, wherever now or hereafter located, and whether or not eligible or qualified for lending purposes, including, without limitation, the following: all accounts, chattel paper, documents, software, general intangibles (including without limitation all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification), intellectual property, payment intangibles, instruments, deposit accounts, bank accounts, deposits, money, letters of credit and letter of credit rights, supporting obligations, commercial tort claims, investment property (including, without limitation, any equity interests in its subsidiaries (including the German Subsidiary), and all economic rights, all control rights, authority and powers), inventory, equipment, farm products, health-care-insurance receivables, vehicles, fixtures, books and records, and other goods (as those terms are defined in the Code), any other property of Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or Subsidiary of Lender or any Participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), and all additions, accessions, replacements, substitutions, proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (hereinafter called the “Collateral”).

(b) Government Contracts. If any of a Loan Party’s accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, such Loan Party will promptly notify Lender thereof in writing and execute any instruments and take any steps reasonably required by Lender in order that all monies due and to become due under such contracts shall be assigned to and enforceable by Lender and notice thereof given to and an acknowledgment given by the government under the Federal Assignment of Claims Act.

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(c) Instruments. If any of a Loan Party’s accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, such Loan Party will promptly deliver same to Lender, appropriately endorsed to Lender’s order and, regardless of the form of such endorsement, such Loan Party hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

(d) Possessory Collateral. If Loan Party’s receives any Collateral and any investment property (as defined in the Code) consisting of certificated securities, such Loan Party shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance reasonably acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for the Loan Party, to endorse or assign the same on the Loan Party’s behalf.

(e) Bailee. If any goods are at any time in the possession of a bailee, Borrower shall promptly notify Lender thereof and, if requested by Lender, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Lender, that the bailee holds such Collateral for the benefit of the Borrower and Lender and shall act upon the instructions of Lender, without the further consent of Borrower. Lender agrees with Borrower that Lender shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to the bailee.

(f) Letters of Credit. If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Lender thereof and, at the request and option of Lender, Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an account.

(g) Commercial Tort Claims. If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

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(h) Financing Statements. Each Loan Party hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party. Each Loan Party agrees to furnish any such information to Lender promptly upon request. Each Loan Party also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(i) Access. Each Loan Party hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) of any kind or character owing from Borrower to Lender are fully paid and discharged, the right to use all premises or places of business which any Loan Party presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00. Lender agrees not to exercise the rights granted in this paragraph unless and until an Event of Default has occurred and Lender determines to exercise its rights against the Collateral.

(j) License. Each Loan Party hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) of any kind or character owed to Lender are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Lender’s exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which a Loan Party now or hereafter has rights, which license may be used by Lender upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by Lender shall be suspended if such Events of Default are waived. This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower’s trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Lender shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

5. COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; POWER OF ATTORNEY; LENDER REPORTS.

(a) Collections. Borrower will immediately, upon receipt of all checks, drafts, cash and other remittances in payment of any inventory sold or in payment or on account of Borrower’s accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Lender or deposit to the Collection Account accompanied by a remittance report in form specified by Lender. Said proceeds shall be delivered to Lender in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make.

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(b) Application and Collection Days. Lender will credit (conditional upon final collection and receipt of the remittance report and identification by the Loan Parties of such collections in the lender’s electronic portal) all such payments against the Obligations; provided, however, for the purpose of computing interest and the Unused Line Fee, and any items or payments received by the Lender shall not be considered to have been credited against any loans secured hereby until three (3) Business Days after receipt by Lender of any such items. The order and method of such application to the Obligations shall be in the sole discretion of Lender and any portion of such funds which Lender elects not to so apply shall be paid over from time to time by Lender to Borrower.

(c) Set Off. Borrower hereby grants to Lender a lien, security interest and right of setoff as security for all liabilities and Obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender. At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(d) Deposit Accounts. Borrower shall maintain all of its bank accounts, including without limitation, its operating and depository accounts, as described on Schedule B (the “Bank Schedule”). Upon fulfillment of the applicable conditions set forth in this Agreement and Lender’s determination to make a loan to Borrower, Lender shall disburse the proceeds of the requested loan by crediting the same to an operating account of Borrower designated by the Borrower to receive proceeds of loan advances on the Bank Schedule (the “Designated Account”). Borrower hereby agrees to maintain the accounts as set forth on the Bank Schedule except for changes consented to in advance by Lender, which any such consent by Lender may be conditioned, among other things, upon receipt of an updated Bank Schedule. Upon the request of the Lender, Borrower shall, and shall cause the respective bank to, enter into and thereafter maintain a control or blocked account agreement with respect to the accounts of Borrower set forth on the Bank Schedule, such agreement to be in form and substance satisfactory to the Lender; provided, that, the provisions of this Section 5(d) shall not apply to deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees (so long as each such account does not contain amounts in excess of amounts necessary to pay such payroll and related expenses).

(e) Account Verification. Lender may in its own name or in the name of others communicate with account debtors in order to verify with them to Lender’s reasonable satisfaction the existence, amount and terms of any accounts.

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(f) Notice of Assignment. Upon request of Lender at any time during the continuance of an Event of Default, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid to Lender. Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

(g) Power of Attorney. Borrower hereby grants to Lender an irrevocable power of attorney, coupled with an interest, authorizing and permitting Lender (acting through any of its officers, employees, attorneys or agents), at Lender’s option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise:

(i) (I) execute on behalf of Borrower any documents that Lender may, in its sole discretion, deem advisable in order to perfect, protect and maintain Lender’s security interests, and priority thereof, in the Collateral (including such financing statements and continuation financing statements, and amendments or other modifications thereto, as Lender shall deem necessary or appropriate); (II) to endorse the name of Borrower or any of Borrower’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment or remittances (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Lender in full or part payment of any amounts owing to Lender; (III) to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices (provided that collection notifications shall be subject to Section 5(f)) in connection with accounts, and any instrument or documents relating thereto or to Borrower’s rights therein, (IV) receive and otherwise take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; and (V) endorse or assign to Lender on Loan party’s behalf any portion of Collateral evidenced by an agreement, Instrument or document if an endorsement or assignment of any such items is not made by Borrower pursuant to Section 5(a); and

(ii) after the occurrence and during the continuance of an Event of Default; (I) notify account debtors that Collateral has been assigned to Lender and that payments shall be made directly to Lender, (II) to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Lender, (III) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement or any other Loan Document; (IV) execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Lender has an interest; (V) execute on behalf of Borrower any invoices relating to any accounts, any draft against any account debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic’s, materialman’s or other Lien; (VI) execute on behalf of Borrower any notice to any account debtor; (VII) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (VIII) grant extensions of time to pay, compromise claims relating to, and settle accounts, chattel paper and general intangibles for less than face value and execute all releases and other documents in connection therewith; (IX) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; and (X) vote any right or interest with respect to any investment property.

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This power of attorney shall be irrevocable as long as Borrower may be indebted to Lender and does hereby grant upon Borrower’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither Lender nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct

(h) Viewing Rights. Lender shall be provided and thereafter have viewing rights with respect to any bank account maintained by Borrower.

(i) Lender Reports. After the end of each month, Lender will render to Borrower a statement of Borrower’s loan account with Lender hereunder, showing all applicable credits and debits, which the Lender may distribute by electronic mail, its electronic portal or other electronic means. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Lender in writing of any discrepancy within twenty (20) days from the delivery by Lender to Borrower of any such monthly statement.

6. REPRESENTATIONS AND WARRANTIES.

Any request for a loan hereunder will be deemed a representation by the Loan Parties that all representations and warranties in this Section 6 are true, correct and complete in all material respects as of the time of the request, unless they relate exclusively to an earlier date in which case they shall be true and correct in all material respects as of such earlier date, and unless they are qualified by materiality in which case they shall be true and correct in all respects. Each Loan Party represents and warrants that:

(a) Places of Business; Principal Executive Office; Inventory Locations.

(i) Such Loan Party has no places of business other than the places of business listed on Schedule A, as such Schedule A may be updated in accordance with this Section 6(a);

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(ii) Such Loan Party’s principal executive office and the office where such Loan Party keeps its records concerning its accounts, contract rights and other property, is that shown on Schedule A;

(iii) All inventory presently owned by a Loan Party is stored at the locations set forth on Schedule A, as updated in accordance with this Section 6; and

(iv) Each Loan Party will notify Lender promptly, and in no event later than thirty days after of any such change, in writing, and provide an updated Schedule A reflecting the same, of any change in the location of any place of business or the location at which inventory or equipment is stored or the establishment of any new place of business or location at which inventory or equipment is stored or office where its records are kept which would be shown in this Agreement if it were executed after such change.

(b) Existence; Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and shall hereafter remain in good standing as a corporation in such jurisdiction. Each Loan Party is duly qualified and in good standing in every state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every state, in each case, in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of such Loan Party or the value of any material Collateral.

(c) Name; Organizational Identification Number. Each Loan Party’s exact legal name is as set forth in Schedule A annexed to this Agreement. The organizational identification number of each Loan Party is as set forth on Schedule A annexed hereto.

(d) Authority; Conflict. The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within each Loan Party’s corporate or company powers, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s charter, by-laws, operating agreement, or other incorporation or company papers, or of any indenture, agreement or undertaking to which a Loan Party is a party or by which it or any of its properties may be bound. This Agreement constitutes, and each of the other Loan Documents upon execution and delivery will constitute, the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

(e) Capitalization. All capital stock, membership interests or other equity interests issued by the Borrower and each subsidiary of the Borrower and outstanding were and are properly issued and all books and records of each Loan Party, including but not limited to its minute books, by-laws, operating agreements and books of account, are accurate and up to date and will be so maintained in all material respects.

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(f) Title; Liens. Each Loan Party owns all of the assets reflected in the most recent of such Loan Party’s financial statements provided to Lender, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof or as permitted hereunder, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, adverse right or claim or trust (statutory or otherwise), mortgage or encumbrance of any nature whatsoever, except for Permitted Liens. The Real Property owned by each Loan Party and each subsidiary thereof is as set forth on Schedule A annexed hereto. Each Loan Party’s leases of personal property are as set forth on Schedule C annexed hereto. Loan Party is in full compliance with all of the terms of each of its capital, operating and real property leases, except where the failure to so comply could not reasonably be expected to have a material adverse effect on its financial condition, business or operations.

(g) Taxes. Each Loan Party has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a Lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which a Loan Party has identified in writing to Lender as being contested (which shall be prior to the date of such contest as to contests being initiated after the date hereof) and has made adequate provision for the payment of all taxes so contested, so that no Lien resulting from unpaid Taxes will encumber any Collateral.

(h) Compliance. Each Loan Party (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which would reasonably be expected to have a material adverse effect on its financial condition, business or operations, and (ii) is in compliance with its charter documents, by-laws or operating agreement, all material contractual requirements by which it or any of its properties may be bound (including without limitation the Material Contracts) and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or operations or the value of any Collateral.

(i) Litigation. Except as separately disclosed to the Lender by email dated May 1, 2023, there is no action, suit, proceeding, or to any Loan Party’s knowledge, investigation pending or, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or operations or the value of any Collateral.

(j) ERISA. Each Loan Party is in compliance with ERISA in all material respects; no Reportable Event has occurred and is continuing with respect to any Plan; and no Loan Party has an unfunded vested liability under any Plan. The word “Plan” as used in this Agreement means “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) as to which any Loan Party or any ERISA Affiliate (a) is (currently or hereafter), or at any time during the immediately preceding six (6) years has, sponsored, maintained or contributed to on behalf of any of its employees or (b) has (currently or hereafter), or has had at any time within the preceding six (6) years, any liability (contingent or otherwise).

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(k) OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Anti-Terrorism Laws.

(i) No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including Lender or other individual or entity participating in any transaction).

(ii) To the extent applicable, each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

(l) Debt. Except for the Debt to the Lender to be outstanding following the date hereof, the Debt of the Loan Parties that will be outstanding immediately following the payoffs being done in connection with the initial advances hereunder, is as set forth on Schedule D annexed hereto.

(m) Intellectual Property. For purposes of this Agreement, “Intellectual Property Rights” means all actual or prospective rights and goodwill associated therewith arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, industrial designs, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

(i) Set forth on Schedule E annexed hereto is a complete list of all patents, industrial designs, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which each Loan Party is the owner of record (the “Owned Intellectual Property”).

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(ii) Except as set forth on Schedule E annexed hereto, (A) the Loan Parties own the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens (other than Permitted Liens), whether by agreement memorialized in a record authenticated by Borrower or otherwise, (B) no Person other than the Loan Parties owns or has been granted any right in the Owned Intellectual Property (other than rights that have been subordinated to Lender on terms acceptable to the Lender in its reasonable discretion), (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) the Loan Parties have taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(iii) Set forth on Schedule E annexed hereto is a complete list of all agreements under which a Loan Party has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments any Loan Party is obligated to make with respect thereto. Except as set forth on Schedule E annexed hereto, the Loan Parties’ licenses to use the Licensed Intellectual Property, copies of which have been given to Lender, are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs. Except as disclosed in Schedule E annexed hereto, no Loan Party is contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv) Except for Off-the-shelf Software and as disclosed on Schedule E annexed hereto, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Borrower’s business as it is presently conducted or as the Loan Parties reasonably foresee conducting it.

(v) Except as disclosed on Schedule E annexed hereto, no Loan Party has knowledge of, and has not received notice either orally or in writing alleging, any infringement of another Person’s Intellectual Property Rights (including any claim set forth in writing that a Loan Party must license or refrain from using the Intellectual Property Rights of any Person) nor, to any Loan Party’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

(n) Solvency. Each Loan Party is Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

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(o) Environmental Condition. (a) to each Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Substances, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Substances disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property and improvements owned or operated by a Loan Party or its Subsidiaries, and (d) Loan Party has not nor has its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or environmental related liabilities that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(p) Affiliates of Borrower. No Affiliate of the Borrower is currently engaged in any business activities competitive to the business activities or prospects of the Borrower as currently conducted or contemplated, or otherwise is engaged in activities similar to the business of the Borrower as currently conducted or contemplated.

(q) Subsidiary. The German Subsidiary has not incurred any Debt or liabilities other than as listed on Schedule D.

(r) Submissions to Lender. All financial and other information submitted to the Lender by or on behalf of the Loan Parties, including without limitation submissions and advance requests made through the Lender’s electronic client portal, was true and correct in all material respects when submitted or requested, except with respect to projections, valuations and pro forma financial statements; and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

(s) Accounts.

(i) As of the date of each Revolving Loan is requested by any Loan Party, all Accounts which the Loan Party has submitted to Lender for inclusion in the Borrowing Base as being Qualified Accounts comply in all respects with the criteria for eligibility set forth in the definition of Qualified Accounts.

(ii) With respect to all Accounts, whether or not such Account is a Qualified Account, all such Accounts are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by the applicable Loan Party in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts were executed, and the transactions giving rise to such Accounts comply with all applicable laws and governmental rules and regulations.

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7. AFFIRMATIVE COVENANTS.

(a) Insurance. Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that reasonably required by Lender (including, without limitation, credit insurance with respect to foreign accounts included in the Borrowing Base) with loss payable to Lender (including as a lenders loss payee as to any and all property coverages) and Borrower, as their interests may appear, hereby appointing Lender as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Lender all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Lender. Without limiting the generality of the foregoing, to the extent Borrower maintains any credit insurance policies in respect of any accounts or account debtors, Borrower shall cause such policies to be collaterally assigned to Lender, as security for the Obligations, pursuant to assignments in form and substance reasonably satisfactory to Lender.

(b) Books and Records. Each Loan Party will at all times keep accurate and complete records of such Loan Party’s inventory, accounts and other material Collateral.

(c) Field Examinations. Lender, or any of its agents, shall have the right to call at Borrower’s or any other Loan Parties’ place or places of business at intervals to be determined by Lender, following reasonable prior notice (which such prior notice is not required to the extent an Event of Default shall have occurred and be continuing), and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower’s accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and the other Loan Parties and Lender may remove any of such records temporarily for the purpose of having copies made thereof; provided, however, that unless an Event of Default shall have occurred and be continuing, Lender shall not conduct more than four (4) such inspections or audits in any twelve (12) month period.

(d) Existence and Good Standing. Each Loan Party will maintain its corporate/company existence in good standing and comply in all material respects with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business, except as to any state other than its state of incorporation, where the failure to so comply could not reasonably be expected to have a material adverse effect on its financial condition, business or operations.

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(e) Taxes. Borrower will pay, at such times and in such manner as to prevent any penalty from accruing or any Lien arising (other than Permitted Liens) or charge from attaching to its property, all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales, goods and services, harmonized sales and other taxes assessed (i) against it or upon the Collateral, or (ii) for its use or operation (unless Borrower is challenging such tax or assessment pursuant to a Permitted Protest pursuant to Section 9(b) hereof), or (iii) upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Lender, promptly furnish Lender the receipted bills therefor. At its option, Lender may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Each Loan Party agrees to reimburse Lender on demand for any payments made, or any expenses incurred by Lender pursuant to the foregoing authorization, and upon failure of any Loan Party so to reimburse Lender, any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Obligations.

(f) Hazardous Substances. Each Loan Party will immediately notify Lender upon receipt of notification of any potential or known release or threat of release of any Hazardous Substances under any Environmental Law.

(g) OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Anti-Terrorism Laws.

(i) Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii) Each Loan Party will, and will cause each of its Subsidiaries to, to the extent the same are applicable to such Person, comply with any Anti-Terrorism Laws.

(h) Use of Proceeds. Borrower shall use the proceeds of the loans and each Letter of Credit made by Lender hereunder (i) to pay fees and expenses incurred in connection with the transaction contemplated hereby and (ii) for ordinary working capital and general corporate/company purposes, including to finance the transactions by the Borrower permitted under Section 9. No part of the proceeds of any loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Anti-Terrorism Laws.

(i) Material Contracts. The Borrower will at all times maintain compliance with all of the terms of each Material Contract, and will at all times pay rent on or before the due date thereof under its leases that are Material Contracts.

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(j) Additional Assurances. Each Loan Party will, at its expense, upon request of Lender promptly and duly take, execute, acknowledge and deliver (and/or cause such other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as may from time to time be necessary or desirable or as Lender may from time to time reasonably require in order to (i) correct any defect, error or omission which may at any time be discovered, (ii) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (iii) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Lender in all personal property (wherever located) from time to time owned by the Loan Party and in all capital stock and other equity from time to time owned by any Loan Party, (iv) cause each subsidiary of a Loan Party organized under the laws of the United States or a jurisdiction thereof to guarantee all of the Obligations, all pursuant to documentation that is in form and substance reasonably satisfactory to Lender, and (v) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or cause such other applicable Person to take, execute, acknowledge and deliver) to Lender all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Lender, as Lender may request from time to time to perfect, protect, and maintain Lender’s security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

8. REPORTING.

(a) Financial Reporting. The Loan Parties shall deliver or cause to be delivered to Lender, each to be in form, scope and substance satisfactory to Lender:

(i) within thirty (30) days after the close of each fiscal month of the Loan Parties, commencing with the month ended April 30, 2023, internally prepared consolidated financial statements of the Loan Parties including consolidated balance sheets as of the close of each month and consolidated statements of income and retained earnings for such month and for that portion of the fiscal year-to-date then ended, which shall be prepared on a basis consistent with that of the preceding period or containing disclosure of the effect on financial condition or results of operations of any change in such preparation, and which shall be certified by the chief financial officer of the Loan Parties as being accurate and fairly presenting the financial condition of the Loan Parties;

(ii) within thirty (30) days of the end of each month, a copy of the general ledger trial balance of the Loan Parties;

(iii) within one-hundred twenty days (120) days after the close of each fiscal year of the Loan Parties, audited financial statements, including a consolidated balance sheet as of the close of such fiscal year and consolidated statements of income, stockholders’ capital and cash flow for the year then ended, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial condition or results of operations of any change in the application of accounting principles during the year, and accompanied by an audit report thereon of a recognized certified public accounting firm selected by the Loan Parties and reasonably satisfactory to Lender, which opinion shall state that such financial statements fairly present the financial condition and results of operations of the Loan Parties in accordance with generally accepted accounting principles, and which shall be certified by the chief financial officer of the Loan Parties as being accurate and fairly presenting the financial condition of the Loan Parties;

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(iv) annually, on or before thirty (30) days prior to the beginning of each fiscal year of the Loan Parties, an annual budget of the Loan Parties for the next succeeding fiscal year, and projections of the Loan Parties’ balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year broken down on a month to month basis;

(v) contemporaneously with the furnishing of a copy of each set of annual financial statements pursuant to Section 8(a)(iii) and each set of monthly financial statements pursuant to Section 8(a)(i) that pertain to the last month in a fiscal quarter, a duly completed Compliance Certificate in the form of Exhibit 5, with appropriate insertions, dated the date of such statements and signed by a chief financial officer of the Borrower, containing a certification by such chief financial officer as to the statements being accurate and fairly presenting the financial condition of the Loan Parties, a computation of the applicable financial calculation set forth in Sections 9(m)(i), if then in effect pursuant to such Section, and 9(m)(ii) for the applicable date as set forth therein and a certification to the effect that such officer has not become aware of any Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken in response thereto or to otherwise remediate it.

(b) Collateral Reporting. The Loan Parties shall deliver or cause to be delivered to Lender, each to be in form, scope and substance satisfactory to Lender:

(i) as of the date of this Agreement and thereafter within ten (10) days of the close of each month thereafter, detailed aging of Borrower’s open accounts receivable (which must contain unique customer account numbers);

(ii) within ten (10) days of the close of each month, a (a) reconciliation of Borrower’s accounts receivable aging to its general ledger, a reconciliation of Borrower’s unbilled accounts receivable, and Lender’s collateral statement of accounts, (b) a reconciliation of accounts payable aging to its general ledger, and (c) in each case a roll forward from the previous report, in form, scope and substance satisfactory to Lender;

(iii) daily, loan and collateral descriptions, including without limitation, Borrower’s sales, cash receipts, adjustments, in the form supplied by Lender to Borrower; and

(iv) as of the date of this Agreement and within ten (10) days of the close of each month thereafter or more frequently as may be requested by Lender, Borrower’s detailed inventory stock status report and a reconciliation of such stock status report to its general ledger in form, scope and substance satisfactory to Lender;

(c) Other Reporting and Notifications. The Loan Parties shall deliver or cause to be delivered to Lender, each to be in form, scope and substance satisfactory to Lender:

(i) within ten (10) days after any Loan Party’s receipt, any management letter prepared by the Loan Parties’ independent auditors;

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(ii) contemporaneously with the delivery to shareholders or governmental agencies, copies of all reports and information delivered to shareholders or filed with governmental agencies;

(iii) within ten (10) days following the end of each fiscal month, copies of all bank account statements and reconciliations for all bank accounts maintained by any Loan Parties and a schedule of all bank accounts of any Loan Parties;

(iv) promptly upon Lender’s written request, a schedule of Debt of the Loan Parties outstanding as of such fiscal quarter end in a form consistent with Schedule D;

(v) as of the date of this Agreement and thereafter upon the request by Lender, a detailed master customer list;

(vi) promptly upon Lender’s written request, such other information about the financial condition and operations of Borrower or any Guarantor, as Lender may, from time to time, reasonably request;

(vii) promptly upon becoming aware such change in circumstance, written notification to the Lender of any change in circumstance that would affect the accuracy of any representation or warranty in Section 6 hereof in any material respect, unless the representation and warranty specifically relates to an earlier date;

(viii) promptly upon becoming aware such event or circumstance, written notification to the Lender of any breach or non-performance of, or any default under (A) any Material Contract or (B) any contractual obligation of any Loan Party, or any violation of, or non-compliance with, any applicable law, which, in the case of this clause (B) would reasonably be expected to result, either individually or in the aggregate, in a material adverse effect, and including, in the case of clauses (A) and (B), a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Loan Party has taken, is taking or proposes to take in respect thereof;

(ix) promptly upon becoming aware such event or circumstance, written notification to the Lender of any cancellation or material change in any insurance maintained by any Loan Party;

(x) promptly upon becoming aware such event or circumstance, written notification to the Lender. any “default” or “event of default” under any Debt of a Loan Party from any lender other than Lender in an amount in excess of $250,000; and

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(xi) promptly of: (A) any delay in any Loan Party’s performance of any of its material obligations to any account debtor with an account in excess of $50,000 or the assertion of any claims, offsets, defenses or counterclaims by any such account debtor, or any disputes with any such account debtor, or any settlement, adjustment or compromise thereof, (B) all material adverse information relating to the financial condition of any such account debtor and (C) any event or circumstance which, to the best of any Loan Party’s knowledge would cause the Lender to consider any then existing Accounts as no longer constituting Qualified Accounts.

(xii) promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, notice thereof in writing.

(d) All information regarding sales, cash receipts, accounts and inventory shall be transmitted to Lender electronically, in acceptable formats (files with extensions *.prn, *.pdf, *.txt, *.xls, *.xlsx, and other electronic readable formats are acceptable; and unless otherwise agreed by Lender, scanned copies in other formats are not acceptable), either transmitted to Lender via internet or e-mail. In the event that Borrower fails to report such information to Lender electronically, Lender reserves the right, in its sole discretion, to charge Borrower a monthly fee in an amount reasonably necessary to cover the costs of the manual input of such data by Lender.

9. NEGATIVE COVENANTS.

No Loan Party will at any time:

(a) Disposition of Collateral. sell, assign, exchange or otherwise dispose of any of the Collateral, other than (I) inventory consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; (iii) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation, provided that such sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt; (II) equipment which is no longer required or deemed necessary for the conduct of such Loan Party’s business, so long as such Loan Party receives therefor a sum substantially equal to such equipment’s fair value, and remits such sum to Lender in accordance with the terms of this Agreement or replaces such equipment with other equipment of similar value which is subject to a first security interest in Lender’s favor, (III) the license, on a non-exclusive basis, by such Loan Party of its Intellectual Property Rights in the ordinary course of business; (IV) the lapse of registered Intellectual Property Rights of any Loan Party or the abandonment of Intellectual Property Rights in the ordinary course of business so long as, in each case (i) such Intellectual Property Rights are not material to the conduct of its or any other Loan Party’s business, (ii) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (iii) such lapse is not materially adverse to the interest of the Loan Parties; (V) Restricted Payments to the extent expressly permitted hereunder; and (VI) so long as no Event of Default is continuing hereunder, the sale of the equity in Biofrontera AG;

(b) Liens. create, permit to be created or suffer to exist any lien, encumbrance, adverse right or claim or deemed trust, or security interest of any kind (“Lien”) upon any of the Collateral or any other property of such Loan Party, now owned or hereafter acquired, except:

(i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law in the ordinary course of such Loan Party’s business;

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(ii) Liens arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation;

(iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment so long as the Debt secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property, and the amount of the Debt secured thereby does not exceed $50,000 in the aggregate outstanding at any time;

(iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of Permitted Protests;

(v) Liens which are the subject of Permitted Protests;

(vi) Liens which have been subordinated to the Liens of the Lender on terms and conditions satisfactory to the Lender;

(vii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and

(viii) Liens in favor of Lender.

the term “Permitted Protests” as used herein means the right of a Loan Party to protest any Lien (other than a Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a federal tax lien) or rental payment, provided that (x) the Borrower has disclosed the related Lien to the Lender, (y) any such protest is instituted and diligently prosecuted by such Loan Party in good faith, and (z) Lender is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of Lender in and to the Collateral.

(c) Loans. make any loans or advances to any individual, partnership, trust or other corporation, including without limitation a Loan Party’s directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable to such Loan Party and other such loans and advances in an aggregate amount not to exceed $100,000;

(d) Guarantees. assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any Debt (except (i) guarantees by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) guarantees in favor of Lender, and (iii) guarantees relating to Liens permitted under Section 9(b)(iii)) of any individual, partnership, trust or other corporation;

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(e) Debt. issue evidence of Debt or suffer to exist Debt in addition to Debt to the Lender except (i) Debt of a Loan Party other than for money borrowed, incurred or arising in the ordinary course of business, (ii) Debt of a Loan Party for money borrowed which is on terms satisfactory to the Lender and has been subordinated on terms and conditions satisfactory to the Lender, (iii) Debt relating to Liens permitted under Section 9(b)(iii), (iv) any guarantees of Debt permitted under Section 9(d) hereof; (v) any indebtedness listed on Schedule D hereof; or (vi) unsecured Debt in an aggregate outstanding amount at any time not to exceed $250,000;

(f) Investments. (i) use any loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock, securities or membership interest of any individual, partnership, trust, limited liability company or other corporation except (A) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof and (B) equity investments in a subsidiary of a Borrower, not to exceed $250,000 in the aggregate in any twelve month period;

(g) Transactions with Affiliates. enter into any lease or other transaction with any shareholder, officer or Affiliate or the German Subsidiary on terms any less favorable than those which might be obtained at the time from Persons who or which are not such a shareholder, officer or Affiliate, except for (i) loans or advances permitted pursuant to Section 9(c) hereof, (ii) payment to employees and officers of reasonable compensation and employee benefits in the ordinary course of business, (iii) payment of directors’ fees that shall not exceed $400,000 in the aggregate per fiscal year, (iv) the reimbursement of out of pocket costs and expenses for employees, directors, officers and consultants in the ordinary course of business, and (v) Restricted Payments as to the German Subsidiary to the extent not prohibited by Section 9(l);

(h) Subsidiaries. sell, transfer or otherwise dispose of any stock of any subsidiary of a Loan Party, except to another subsidiary of a Loan Party;

(i) Mergers, Consolidations, Sales, Asset Acquisitions, or Statutory Plan of Division or Liquidation. (i) merge, amalgamate, or consolidate with or into any corporation; (ii) enter into any joint venture or partnership with any Person; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other Person except as permitted by Section 9(a); (iv) convey, lease or sell any of its assets to any Person for less than the fair market value thereof; (v) acquire (in any transaction analogous in purpose or effect to a consolidation, amalgamation, or merger) all or substantially all of the assets of any Person, except in a transaction in which Lender obtains a perfected security interest in such assets at the closing thereof and the aggregate consideration (including any contingent consideration) for any transaction, or series of related transactions, does not exceed $4,000,000 without prior written consent of Lender, or (vi) consummate any statutory plan of division;

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(j) Change in Legal Status. , (i) change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, or (ii) change its type of organization, jurisdiction of organization or other legal structure, without the prior written consent of the Lender, which shall not be unreasonably withheld, conditioned or delayed. If a Loan Party does not have an organizational identification number and later obtains one, such Loan Party shall promptly notify the Lender of such organizational identification number;

(k) Amendments of Certain Agreements; Material Contracts.

(i) amend or modify any agreement, instrument or document evidencing or relating to any such subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof; or

(ii) amend and modify any Material Contract in any manner which is adverse to the interests of Lender.

(l) Restricted Payments; Ameluz Payments. make any Restricted Payments or Ameluz Payments other than:

(i) as to Restricted Payments: (A) repayments of Debt that is subordinated to the Obligations in a manner satisfactory to Lender that are expressly permitted by the subordination agreement relative thereto, or (B) as to Debt for which the Lender did not require a subordination agreement (other than Debt referenced in Section 9(e)(i), but including the obligations under the Maruho Agreement), regularly scheduled payments, but not prepayments, of interest and principal (I) so long as no Event of Default has occurred and is continuing or will occur as a result of or immediately following such cash payment, and (II) Excess Availability is no less than $650,000 prior to and immediately following any such cash payment (as evidenced in part by pro-forma calculations provided Borrower to the Lender in advance of any such payments), or (C) payments directly or indirectly to or in favor of or for the benefit of the German Subsidiary in excess of $250,000 in the aggregate per annum;

(ii) as to Restricted Payments, repayments of Debt referenced in Section 9(e)(i) so long as such payments are made in the ordinary course of business;

(iii) as to Ameluz Payments, payments to the extent permitted under the related Liquidation License Agreement; and

(iv) other Restricted Payments (I) so long as no Event of Default has occurred and is continuing or will occur as a result of or immediately following such cash payment, and (II) Excess Availability is no less than $650,000 prior to and immediately following any such cash payment (as evidenced in part by pro-forma calculations provided Borrower to the Lender in advance of any such payments).

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(m) Financial Covenants.

(i) Minimum EBITDA Requirement. following the election of the Borrower in writing to permanently remove the Availability Block and adopt this minimum EBITDA requirement, commencing with the last day of the fiscal quarter (the “Initial Quarter End”) ending after the fiscal quarter in which such election is made and continuing as of the last day of each fiscal quarter thereafter, permit Borrower’s EBITDA for the applicable measurement period set forth in the chart below to be less than the minimum EBITDA as set forth in the chart below for such quarter end, for the corresponding time period set forth in the chart below, to be tested as of the test date set forth in the chart below:

Test Date	Minimum EBITDA	Measurement Period
on the Initial Quarter End	$250,000	Trailing three-month period then ended
on the last day of the first fiscal quarter after the Initial Quarter End	$500,000	Trailing six-month period then ended
on the last day of the second fiscal quarter after the Initial Quarter End	$750,000	Trailing nine-month period then ended
on the last day of each fiscal quarter thereafter	$1,000,000	Trailing twelve-month period then ended

(ii) Minimum Ameluz Revenue. for the quarterly testing periods set forth in the table below, permit the Ameluz Revenue as to such fiscal quarter then ending to be less than the level set forth in the table below for each respective period:

Fiscal Quarter Period Ending	Minimum Quarterly Ameluz Revenue
June 30, 2023	$4,500,000
September 30, 2023	$6,650,000
December 31, 2023	$11,750,000
March 31, 2024	$8,800,000
June 30, 2024	$6,375,000
September 30, 2024	$10,800,000
December 31, 2024	$12,500,000
March 31, 2025	$12,500,000
June 30, 2025	$8,400,000
September 30, 2025, and on the last day of each fiscal quarter thereafter	$12,500,000

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(n) Compliance with ERISA. (i) maintain, or permit any ERISA Affiliate to maintain, or become obligated to contribute, to any Plan other than those Plans disclosed on Schedule F, (ii) engage, or knowingly permit any ERISA Affiliate to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the IRC, (iii) incur, or permit any ERISA Affiliate to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the IRC, (iv) terminate, or permit any ERISA Affiliate to terminate, any Plan where such event could result in any material liability of any Loan Party or any ERISA Affiliate or the imposition of a lien on the property of any Loan Party or any ERISA Affiliate pursuant to Section 4068 of ERISA, (v) assume, or permit any ERISA Affiliate to assume any obligation to contribute to any Multiemployer Plan, (vi) incur or permit any ERISA Affiliate to incur, any withdrawal liability to any Multiemployer Plan, (vii) fail promptly to notify the Lender of the occurrence of any Termination Event, (viii) fail to comply in any material respect, or permit an ERISA Affiliate to fail to comply in any material respect, with the requirements of ERISA or the IRC or other applicable law in respect of any Plan, (ix) fail to meet, or permit any ERISA Affiliate to fail to meet, all minimum funding requirements under ERISA or the IRC or postpone or delay or allow any ERISA Affiliate to postpone or delay any funding requirement with respect of any Plan.

(o) Subsidiary. cause, allow or permit the German Subsidiary to incur any Debt or liabilities outside of the ordinary course of business.

10. DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

(a) The occurrence of any one or more of the following events listed below (herein, each an “Event of Default” and individually and collectively, “Events of Default”), shall constitute an Event of Default hereunder and shall also constitute, without notice or demand, a default under all Loan Documents and any other agreements between Lender and any Loan Party and instruments and papers given Lender by any Loan Party, whether such agreements, instruments, or papers now exist or hereafter arise.

(i) The failure by Borrower to pay when due, any principal or interest due under this Agreement or the Revolving Note, or the failure by Borrower to pay any fees due under this Agreement or the Revolving Note within two (2) Business Days of the date when due.

(ii) The failure by Borrower to pay when due any costs, expenses or other Obligations within five (5) Business Days of the date when due.

(iii) (A) Except as provided in clauses, (i) or (ii) above or (iii)(B), (iii)(C) and (iii)(D) below, the failure by a Loan Party to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, or (B) the failure by Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to Section 8(a)(v) hereof and the continuation of such default for two (2) days following the initial failure (provided that the Lender shall not be obligated to fund any additional advances or loans during such two (2) day period, and provided further that Borrower may only eliminate such potential Event of Default by delivering a Compliance Certificate evidencing its compliance with Sections 9(m)(i), if applicable, and 9(m)(ii)), or (C) the failure by Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to Sections 4, 7(d) or 7(f) hereof and the continuation of such default for seven (7) days following the initial failure, or (D) the failure by Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to Sections 7(e) or 7(i) hereof or any other Loan Documents, and the continuation of such default for fifteen (15) days following the initial failure.

(iv) Any warranty, representation, written report or certification made or delivered to Lender by or on behalf of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document or the Lender’s electronic client portal, was not true or accurate in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance, delivery or making or deemed making thereof, including when made and reaffirmed in accordance with Section 2.

(v) The occurrence of any event such that any Debt of a Loan Party from any creditor or lender other than Lender, involving an aggregate amount of $250,000 or more, could be accelerated, notwithstanding that such acceleration has not taken place.

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(vi) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Code, with respect to any obligations in the aggregate amount of $50,000 or more to take priority over Obligations made by Lender.

(vii) Except to the extent in respect of clause (B) the lien and amount owed is subject to a Permitted Protest, a filing against or relating to a Loan Party of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state, and the payment pertaining to such lien is not paid before such payment is delinquent.

(viii) The occurrence of any event of default under any other Loan Document or other agreement between Lender and a Loan Party or instrument or paper given Lender by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

(ix) Any act by, against, or relating to a Loan Party, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, liquidator, monitor or other Person, pursuant to court action or otherwise, over all or any material part of a Loan Party’s property (which, in the case of any involuntary act, is not discharged, dismissed or stayed within forty five (45) days, so long as during which period the Loan Party is diligently seeking the discharge, dismissal or stay of such act and the Lender shall be under no obligation to advance any Revolving Loans).

(x) The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of a Loan Party, or the occurrence of any other voluntary or involuntary liquidation or stay or proceeding or extension of debt agreement for a Loan Party; the failure by a Loan Party to generally pay the debts of such Loan Party as they mature or generally as they become due; adjudication of bankruptcy or insolvency relative to a Loan Party; the entry of an order for relief or similar order with respect to a Loan Party in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against a Loan Party initiating any matter in which such Loan Party is or may be granted any relief from the debts of such Loan Party pursuant to the Bankruptcy Code or any other insolvency statute, rule, law or procedure (which, in the case of any involuntary proceeding, is not discharged, dismissed or stayed within forty five (45) days, so long as during which period the Loan Party is diligently seeking the discharge, dismissal or stay of such involuntary proceeding and the Lender shall be under no obligation to advance any Revolving Loans); the calling or sufferance of a meeting of creditors of a Loan Party; the meeting by a Loan Party with a formal or informal creditor’s committee; the offering by or entering into by a Loan Party of any composition, extension or any other arrangement seeking relief or extension for the debts of such Loan Party, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including a Loan Party which seeks or intends to accomplish a reorganization or arrangement with creditors.

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(xi) The entry of one or more judgments in excess of $250,000 in the aggregate against a Loan Party or its assets, which judgment is not satisfied or appealed from (with execution or similar process stayed) within twenty (20) days of its entry, except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage.

(xii) The occurrence of any event or circumstance with respect to a Loan Party such that Lender shall believe in reasonable good faith that the prospect of payment of all or any part of the Obligations or the performance when due by a Loan Party under this Agreement or any other Loan Document is impaired or there shall occur any material adverse change in the business or financial condition of a Loan Party.

(xiii) The entry of any court order which enjoins, restrains or in any way prevents a Loan Party from conducting all or any material part of its business affairs in the ordinary course of business.

(xiv) The occurrence of any loss, theft, damage or destruction to any material asset(s) of a Loan Party in excess of $250,000, except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage.

(xv) Any act by or against, or relating to a Loan Party or its assets pursuant to which any creditor of such Loan Party seeks to reclaim or repossess or reclaims or repossesses all, or a portion with a value in excess of $100,000, of such Loan Party’s assets.

(xvi) The termination of existence, dissolution, or liquidation of a Loan Party or the ceasing to carry on actively any substantial part of a Loan Party’s current business.

(xvii) This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by a Loan Party or any other Guarantor of Borrower denies it has any further liability or obligation hereunder.

(xviii) Any Guarantor shall repudiate, purport to revoke or fail to perform his, her or its obligations under his, her or its guaranty or any other guarantor shall cease to exist.

(xix) Any Loan Party shall take or participate in any action which would be prohibited under the provisions of any subordination or intercreditor agreement or make any payment on subordinated debt to any Person or entity that was not entitled to receive under the provisions of any such agreement.

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(xx) Any Change of Control shall occur.

(xxi) The occurrence of an ERISA Termination Event.

(xxii) The occurrence of any event such that the counterparty to any Material Contract could terminate the Material Contract in accordance with the express terms thereof, notwithstanding that such termination has not taken place, or if any Material Contract is terminated (regardless of which party terminates the Material Contract) or otherwise not in full force and effect, provided that any such circumstance will not constitute an Event of Default hereunder to the extent that the Loan Parties, within thirty (30) days of the occurrence of such circumstance, either (i) obtain a complete waiver from the third party under such Material Contract of such default or breach thereunder (in the event of a default or other breach thereof by the Loan Parties), or (ii) enter into, or have entered into, another arrangement or arrangements that is or are reasonably expected to provide replacement revenues that are no less than the level of revenues lost, if any, due to the terminations referenced above or conduct of the third party giving rise to its default or breach of such Material Contract, each in form and substance satisfactory to the Lender.

Upon the occurrence, and during the continuance, of an Event of Default, Lender may, without notice or demand, declare any obligation Lender may have hereunder to be cancelled, declare all Obligations to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Lender by the Code or under the terms of this Agreement, the other Loan Documents or otherwise.

In addition, if any Event of Default referred to in Section 10(a)(x) occurs, all of the commitments to lend shall automatically and immediately terminate, if not previously terminated, and Lender shall not thereafter be under any obligation to grant any further Loans, and the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Loan Party.

(b) Any sale or other disposition of the Collateral upon an exercise of remedies by Lender after the occurrence, and during the continuance, of an Event of Default, may be at public or private sale upon such terms and in such manner as Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Lender’s disposition of the Collateral. Lender may conduct any such sale or other disposition of the Collateral upon a Loan Party’s premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Lender shall provide Borrower with such notice as may be practicable under the circumstances), Lender shall give Borrower at least the greater of the minimum notice required by law or ten (10) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Lender may purchase the Collateral, or any portion of it at any public sale.

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(c) If the Lender sells any of the Collateral on credit, the Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by the Lender. If the purchaser fails to pay for the Collateral, the Lender may re-sell the Collateral and the Borrower shall be credited with the proceeds of the sale.

(d) In connection with Lender’s exercise of Lender’s rights under this Agreement, Lender may enter upon, occupy and use any premises owned or occupied by a Loan Party, and may exclude such Loan Party from such premises or portion thereof as may have been so entered upon, occupied, or used by Lender. Lender may, but shall not be required to remove any of the Collateral from any such premises upon Lender’s taking possession thereof, and may render any Collateral unusable to Borrower. In no event shall Lender be liable to a Loan Party for use or occupancy by Lender of any premises pursuant to this Agreement.

(e) Upon the occurrence and during the continuance of any Event of Default, Lender may require Borrower to assemble the Collateral and make it available to Lender at Borrower’s sole risk and expense at a place or places which are reasonably convenient to both Lender and Borrower.

(f) Any default of this Agreement by a Loan Party shall constitute, likewise, a default by such Loan Party of any other existing agreement with Lender, and any default by a Loan Party of any other agreement with Lender shall constitute a default of this Agreement.

(g) Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral after the occurrence and during the continuance of an Event of Defualt and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

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11. STANDARDS FOR EXERCISING REMEDIES.

To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, and specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12. TERMINATION.

(a) Unless sooner terminated by Lender as a result of the occurrence of an Event of Default, Borrower’s eligibility to request loans hereunder shall commence on the date hereof and shall continue for a period through and including the Maturity Date (the “Term”). If Borrower desires to terminate this Agreement prior to the end of the Term, Borrower shall give at least thirty (30) days prior written notice to Lender of Borrower’s intention to do so and shall pay to Lender the termination charge set forth in Section 12(b) below. Borrower’s eligibility to request revolving loans may be extended after the Term (and after any Renewal Term, as defined below) only with the express written consent of the Loan Parties and Lender, in their respective sole discretion. Any such extension (and any further extension) shall be made only with the express written consent of the Loan Parties and Lender, in their respective sole discretion (each being a “Renewal Term”). At the end of the Term (or at the end of a Renewal Term, if applicable), Borrower shall pay the Full Payment to the Lender. Further, upon termination of this Agreement, all of the rights, interests and remedies of Lender and Obligations of the Loan Parties shall survive and Borrower shall have no right to receive, and Lender shall have no obligation to make, any further loans. Upon Full Payment to Lender, all rights and remedies of the Loan Parties and Lender hereunder (other than inchoate indemnification and reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) shall cease, so long as any payment so made to Lender and applied to the Obligations is not thereafter recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against a Loan Party, whereupon this Agreement shall be automatically reinstated without any further action by any Loan Party and Lender and shall continue to be fully applicable to such Obligations to the same extent as though the payment so recovered or repaid had never been originally made on such Obligations.

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(b) If this Agreement is terminated or the Obligations are accelerated by the Lender following the occurrence of an Event of Default that begins, or if any Event of Default described in Section 10(a)(x) occurs, prior to the date that is the date that is the third anniversary of the date of this Agreement, or if the Borrower requests that the Lender terminate on a date prior to the date that is sixty (60) days prior to the date that is the third anniversary date of this Agreement, then the Borrower shall pay to the Lender a termination fee in an amount equal to (i) $150,000 if the termination occurs on or before the first anniversary of this Agreement; (ii) $100,000 if the termination occurs after the first anniversary date of this Agreement but on or before the date that is the second anniversary date of this Agreement; and (iii) $50,000 if the termination occurs after the second anniversary date of this Agreement but on or before the date that is (or, as applicable, 60 days prior to the date that is) the third anniversary date of this Agreement.

(c) In the event that Borrower desires to terminate this Agreement prior to the end of the Term (or any Renewal Term, if applicable) and fails to deliver to Lender the thirty (30) day notice required pursuant to Section 12(a) above, Borrower may nevertheless terminate this Agreement and pay the Obligations in full if it (i) pays the termination charge set forth in Section 12(b) above, and (ii) pays additional interest for each day that the notice was short of the required thirty (30) day notice, which interest shall be in an amount that is equal to the Default Rate based on the Borrower’s average borrowings under this Agreement for such thirty (30) day period prior to the date that Lender receives delivery of actual notice of Borrower’s intention to terminate this Agreement.

13. MISCELLANEOUS.

(a) Governing Law; Sealed Instrument. The laws of the State of New York shall exclusively (without regard to rules or principles relating to conflicts of laws) govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.

(b) Consent to Jurisdictions. Each Loan Party and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the State of New York or in the District Court of the United States for the District of New York, and each Loan Party waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to a Loan Party, or as otherwise provided by the laws of the State of New York or the United States of America.

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(c) WAIVER OF JURY TRIAL. EACH LOAN PARTY AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH LOAN PARTY OR LENDER MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each Loan Party hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Each Loan Party acknowledges that Lender has been induced to enter into this Agreement by, among other things, this waiver. Each Loan Party acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

(d) Assignment and Participations. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Loan Parties may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender shall have the right to assign all or any of its rights and obligations under the Loan Documents to one or more other Persons (other than, so long as no Event of Default is continuing hereunder, any competitor of Borrower or of any Affiliate of Borrower), and Borrower agrees to execute all agreements, instruments and documents requested by Lender in connection with each such assignments. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of Lender.. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder; provided no such participation shall release Lender from its obligations hereunder. In connection with any assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to a Loan Party or a Loan Party’s business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to the Loan Parties and such assignment shall effect a novation between the Loan Parties and such other party.

(e) Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or electronic mail to the Loan Parties at its address set forth on Exhibit 1 to this Agreement, or to Lender at its address set forth on Exhibit 1 to this Agreement.

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

(f) Records. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Lender by a Loan Party in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Lender.

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(g) Amendments. This Agreement can only be amended by a writing signed by Lender and Borrower.

(h) Counterparts and Signatures. This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages. This Agreement may be transmitted by facsimile machine or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

(i) Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.

(j) Code. Unless otherwise defined herein, any terms (including Accounts, account debtor, certificated security, chattel paper, commercial tort claims, deposit Accounts, documents, electronic chattel paper, Equipment, farm products, fixtures, general intangibles, goods, health-care-insurance receivables, instruments, Inventory, letter-of-credit rights, proceeds, supporting obligations and tangible chattel paper) used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

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(k) Time. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

(l) Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

(m) Dollars. All amounts referred to herein shall be in Dollars. All of the property and assets of the Loan Parties, including, without limitation, its receivables, shall be valued in, and converted into, Dollars in accordance with Lender’s customary banking and conversion practices and procedures.

(n) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and Loan Parties after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Loan Party” is used in respect of a financial covenant or a related definition, it shall be understood to mean each such Person and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit

(o) Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

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(p) Events of Default. Notwithstanding anything to the contrary contained herein, any references herein to “during the continuance of,” defaults or Events of Default “continuing” or “cure” or words to similar effect in any Loan Document, shall not be construed in any manner to allow for any cure periods that are not otherwise expressly and specifically provided for in this Agreement or any other Loan Document, or create any burden or standard of providing any waivers as to the related Events of Default. Such references are simply included to address the possibility that such cure rights may be expressly and specifically provided for in this Agreement or other Loan Documents for certain provisions, or waivers conceptually may be provided in the Lender’s sole and unfettered discretion, and the parties hereto agreement as to how such applicable provisions will be construed in the event of any such cure or waiver.

(q) Ambiguity. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or a Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(r) Authority. Lender is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower by any authorized person whose name appears at the end of this Agreement or by any of the following named persons, from time to time, holding the following offices of Borrower, President, Treasurer, Chief Financial Officer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Borrower agrees that any and all loans made by Lender to Borrower or for their account at the request of the Borrower or pursuant to the terms of this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

(s) Rights and Remedies. No delay or omission on the part of Lender in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently. It is distinctly understood and agreed that all of the rights of Lender contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Lender and any Loan Party.

(t) Severability. Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).

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(u) Integration. This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

(v) Patriot Act. Lender hereby notifies the Loan Parties that pursuant to the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties and each other party to the transaction contemplated hereunder, which information includes the name and address of the Loan Parties and each such other party and other information that will allow Lender to identify the Loan Parties and each such other party in accordance therewith.

14. DEFINITIONS.

“Adjusted Term SOFR” means a variable rate of interest per annum equal to the sum of (i) Term SOFR plus (ii) the Spread Adjustment per annum.

“Affiliate” shall mean any Person (i) which directly or indirectly Controls, or is controlled by or is under common control with a Loan Party or a subsidiary of a Loan Party, or (ii) other than Biofrontera AG, which directly or indirectly beneficially holds or owns ten percent (10%) or more of any class of voting stock of a Loan Party or any subsidiary of a Loan Party, or (iii) ten percent (10%) percent or more of the voting stock of which (other than Biofrontera AG), is directly or indirectly beneficially owned or held by a Loan Party or a subsidiary of a Loan Party.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Rate” shall mean the sum of (i) a comparable index or reference rate selected by Lender, plus (ii) if applicable as determined by the Lender, a spread adjustment.

“Alternative Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Alternative Rate plus a per annum rate equal to the Applicable Margin – Revolving Loans, pertaining to Revolving Loans.

“Ameluz Agreement” shall refer individually and collectively to that certain Amended and Restated License and Supply Agreement dated June 16, 2021 by and among Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH and the Borrower, as the same may be amended or modified from time to time, and any other commercial agreements entered into in connection therewith.

“Ameluz Payments” means payments owed by the Borrower under the Ameluz Agreement.

“Ameluz Revenue” means the gross revenue received generated by the Borrower from its Ameluz drug, as calculated in a manner consistent with past practice.

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“Annual Facility Fee Rate” shall have the meaning set forth in Exhibit 1.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Laws” means (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (b) the Patriot Act; (c) the International Emergency Economic Powers Act, along with any other enabling legislation or executive order relating thereto or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), and (d) any Sanctions.

“Applicable Margin – Revolving Loans” shall have the meaning set forth in Exhibit 1.

“Bank Schedule” shall have the meaning set forth in Section 5(d).

“Bankruptcy Code” shall have the meaning set forth in Section 10 (a)(x).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning set forth in the preamble.

“Borrowing Base” as used herein shall mean the sum of the following:

(1) up to 85% percent of the unpaid face amount of Qualified Accounts, PLUS

(2) the least of (A) $3,250,000, (B) 50% of the book value of all Eligible Inventory, and (C) 85% percent of the unpaid face amount of Qualified Accounts, LESS

(3) the Borrowing Base Reserve.

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“Borrowing Base Reserve” as used herein means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time in the exercise of its reasonable credit judgement establish and adjust in reducing the amount available for borrowing, (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Lender, do or may affect (i) the Collateral or its value, or (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) in respect of dilution with respect to the Accounts, (c) to reflect the Lender’s reasonable judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, and/or (d) in respect of any state of facts that the Lender reasonably determines constitutes an Event of Default. Absent exigent circumstances as reasonably determined by the Lender, Lender shall deliver reasonable advance notice (not less than two (2) Business Days) to Borrower of each such reserve established or adjusted, together the basis therefor.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Connecticut or is a day on which banking institutions located in such state are closed.

“Change in Law” means the occurrence after the date hereof of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed on Lender in relation to the Federal Deposit Insurance Corporation, or similar requirements imposed on Lender in relation to any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from its lenders or related agent pertaining to any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Borrower (or other securities convertible into such Equity Interests) representing fifty percent (50%) or more of the combined voting power of all Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Borrower, and (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

“Closing Facility Fee Rate” shall have the meaning set forth in Exhibit 1.

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“Code” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“Collateral” shall have the meaning set forth in Section 4(a).

“Collateral Monitoring Charge” shall have the meaning set forth in Exhibit 1.

“Collection Account” means an account in the name of the Lender and designated from time to time as the Collection Account hereunder by written notice from the Lender to the Borrower, and which is initially described on Schedule B.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit 5.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Alternative Rate, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Alternative Rate and to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Alternative Rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise;

“Credit Limit” shall have the meaning set forth in Exhibit 1.

“Debt” means (without duplication), with respect to any Person, (i) all obligations or liabilities, contingent or otherwise, for borrowed money, (ii) all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (iii) all liabilities secured by any Lien on property owned or acquired, whether or not such liability shall have been assumed, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables which are not ninety days past the invoice date (unless disputed) incurred in the ordinary course of business and employee benefit obligations, but including the maximum probable amount payable under any earn-out or similar obligations), (vi) all capitalized leases of such Person, (vii) all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers acceptances, or in respect of financial or other hedging obligations, (viii) all equity interests issued by such Person subject to repurchase or redemption at any time on or prior to the final scheduled Maturity Date, other than voluntary repurchases or redemptions that are at the sole option of such Person, (ix) all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product, and (x) all guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others constituting “Debt” under one or more of the foregoing clauses. The amount of Indebtedness of Borrower and its Subsidiaries shall be calculated without duplication of contingent obligations of Borrower and any Subsidiary in respect thereof. Notwithstanding the above, “Debt” shall expressly include the Maruho Payments then outstanding.

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“Default Rate” shall have the meaning set forth in Section 3(a).

“Default Rate Margin” shall have the meaning set forth in Exhibit 1.

“Designated Account” shall have the meaning set forth in Section 5(d).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the commitments to lend hereunder), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Distributions” shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements.

“Dollars” shall mean lawful money of the United States.

“Earnings Before Taxes” means pretax earnings from operations of the Borrower, excluding extraordinary gains, and minority interests.

“EBITDA” means for any applicable measurement period, the sum, without duplication, of the following pertaining to such measurement period, all computed and calculated in accordance with GAAP:

(i) Earnings Before Taxes, plus

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(ii) Interest Expense deducted in the calculation of Earnings Before Taxes, plus

(iii) depreciation expense deducted in the calculation of Earnings Before Taxes, plus

(iv) amortization expenses deducted in the calculation of Earnings Before Taxes, plus

(v) all other one-time, nonrecurring, or extraordinary expenses not otherwise captured in clauses (i) through (iv) above deducted in the calculation of Earnings Before Taxes, provided that the aggregate amount of such expenses included under this clause (v) for such measurement period and the prior three quarters shall not to exceed $250,000, minus

(vi) extraordinary gains that were taken into account (or added back) in the calculation of Earnings Before Taxes.

“Eligible Inventory” means Borrower’s finished Ameluz products (and not any other product lines, such as its Xepi line), which initially and at all times until sold:

(a) are new and unused (except, with Lender’s written approval, used inventory held for resale in the ordinary course of business), in first-class condition, merchantable and currently saleable through normal trade channels in the ordinary course of the operations of Borrower;

(b) are at a location (i) which has been identified in writing to Lender, (ii) in the United States, and (iii) which, if not owned by Borrower and required by the Lender, is subject to a landlord’s consent and waiver, or other collateral access agreement, in form and substance satisfactory to the Lender;

(c) are subject to a perfected first priority security interest in favor of Lender;

(d) are owned by Borrower free and clear of any prior assignment, claim, Lien, or security interest, except in favor of Lender and those subordinated to Lender;

(e) are not obsolete, not scrap, waste, defective goods and the like and not excess;

(f) have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder;

(g) are in conformance in all material respects with all standards imposed by any governmental authority which has regulatory authority over such goods or to the use or sale thereof;

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(h) are not stored with a bailee, warehouseman or similar party unless Lender has given its prior written consent thereto (which may be conditioned on its receipt of an acceptable waiver form);

(i) are not raw goods, work-in-process, not perishable or alive; not supplies; not packaging, containers or spare parts; not sample inventory or customer supplied parts or inventory; not expired; not refurbished lamps;

(j) are not slow moving (as determined by Lender in its reasonable discretion), are not discontinued Inventory, and are not “seconds”; and

(k) have not been designated by Lender, in its reasonable discretion, as unacceptable for any reason by notice to the Borrower.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“ERISA” shall have the meaning set forth in Section 6(j).

“ERISA Affiliate” means (a) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Loan Party under Section 414(b) of the IRC, (b) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Loan Party under Section 414(c) of the IRC, (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party is a member under Section 414(m) of the IRC, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party and whose employees are aggregated with the employees of any Loan Party under Section 414(o) of the IRC.

“ERISA Termination Event” shall mean (i) a Reportable Event with respect to any Plan; (ii) the existence with respect to any Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) for which Borrower could have liability that would result in a material adverse effect; (iii) the withdrawal of Borrower or any ERISA Affiliate from an Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iv) the providing of notice of intent to terminate an Plan in a distress termination described in Section 4041(c) of ERISA; (v) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate an Plan or Multiemployer Plan; (vi) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vii) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization.

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“Equity Interests” means, with respect to a Person, shares of capital stock, partnership interests, membership or limited liability company interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such interest.

“Event of Default” and “Events of Default” shall have the respective meanings set forth in Section 10(a).

“Excess Availability” means, as of any date of determination, the amount, by which the Borrowing Base exceeds the sum of (i) the principal balance of the Revolving Note and (ii) without duplication of any Borrowing Base Reserve, an amount required to satisfy all past due obligations of the Borrower (including book overdrafts and delinquent payroll taxes), and repay accounts payable to within the stated invoice terms.

“Executive Order” shall have the meaning set forth in Section 6(k).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Floor” means a rate of interest equal to 2.25%.

“Foreign Account” shall have the meaning set forth in the definition of Qualified Account.

“Full Payment” means with respect to any Obligations, (a) the full and indefeasible cash payment thereof (other than inchoate indemnification and reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement, except as provided in clause (b) below), including any interest, fees and other charges accruing during an insolvency proceeding (whether or not allowed in the proceeding); and (b) if such Obligations relate to Letters of Credit or are inchoate or contingent in nature, the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (i) with respect to Letters of Credit, one hundred five (105%) percent of the L/C Amount, and (ii) with respect to any inchoate or contingent obligations, Lender’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations (or delivery of a standby letter of credit acceptable to Lender in its discretion, in the amount of required cash Collateral). No Loans shall be deemed to have been paid in full until all commitments related to such Loans have expired or been terminated.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements required to be delivered hereunder.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantor” means each Person that becomes a guarantor in respect of the Obligations after the date hereof.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law; and

“IRC” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Intellectual Property Rights” shall have the meaning set forth in Section 6(m).

“Interest Expense” means for the applicable measurement period, Borrower’s total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expense (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month, provided that if the closing date hereunder is not on the first day of a calendar month, then the initial Interest Period hereunder shall be deemed to have commenced on the first day of the calendar month in which the closing date is (i.e, if closing is April 25, 2023, the first Interest Period will have commenced on April 1, 2023).

“IP License Agreement” any license agreement granting to Borrower a license of Intellectual Property Rights that is used in Borrower’s Inventory.

“L/C Amount” is defined in Section 1(a)(i).

“L/C Sublimit” shall have the meaning set forth in Exhibit 1.

“Lender” shall have the meaning set forth in the preamble.

“Letter of Credit” and “Letters of Credit” are defined in Section 1(b).

“Licensed Intellectual Property” shall have the meaning set forth in Section 6(m).

“Lien” shall have the meaning set forth in Section 9(b).

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“Loan Documents” means this Agreement, the Revolving Note, each guaranty signed by a Guarantor, work through agreements, any pledge agreements, each subordination agreement, each intercreditor agreement, each security agreement, any liquidation license agreement, together with every other agreement, note, document, contract or instrument to which Borrower or any other Loan Party now or in the future may be a party and which may be required by the Lender in connection with, or as a condition to, the execution of this Agreement, each as may be amended, modified, replaced, substituted, superseded or restated from time to time.

“Loan” and “Loans” shall refer to the Revolving Loan.

“Loan Party” and “Loan Parties” shall mean the Borrower and each Person that becomes a Borrower or Guarantor after the date hereof.

“Maruho Agreement” shall refer to that certain Share and Purchase Agreement dated March 25, 2019, among Biofrontera Newderm LLC, Biofrontera AG, Maruho Co. Ltd. and Cutanea Life Sciences, Inc., as the same may be amended or modified from time to time, and any other commercial agreements entered into in connection therewith.

“Maruho Payments” means payments owed by the Borrower under the Maruho Agreement.

“Material Contract” shall mean (a) any contract or other agreement (other than the Loan Documents), written or oral, of Borrower involving monetary liability of or to any Person in an amount in excess of $250,000 in any fiscal year, (b) any lease of Borrower pertaining to a location with Eligible Inventory of Borrower in excess of $250,000 is located, and (c) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect, (d) the Maruho Agreement and (e) the Ameluz Agreement.

“Maturity Date” shall have the meaning set forth in Exhibit 1.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) reasonable attorney, accountant, and investment banking fees and other customary transaction costs, (b) reasonable brokerage commissions, (c) amounts required to be applied to the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (d) reasonable taxes paid or reasonably estimated to be payable as a result of such asset sale.

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“Obligations” means all debts, liabilities and obligations of the Loan Parties to Lender hereunder or the other Loan Documents, including without limitation the outstanding principal amount of Revolving Loans, any reimbursement obligations that may arise out of any Letter of Credit, acceptance or similar instrument or related documents, interest, fees, charges and expenses, and also any and all other debts, liabilities and obligations of the Loan Parties to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Loan Party seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), fees, charges, expenses and indemnities and other obligations owing, due or payable at any time by any Loan Party under the Loan Documents.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Prohibited Person” means (a) a Person on OFAC’s list of Specially Designated Nationals and Blocked Persons, or any other OFAC sanctions list, or (b) a Person with whom any Borrower would be prohibited from transacting with under OFAC sanctions regulations.

“Off-the-shelf Software” shall have the meaning set forth in Section 6(m).

“Operating Cash Flow” shall mean EBITDA minus Unfinanced Capital Expenditures, all determined in accordance with GAAP.

“Owned Intellectual Property” shall have the meaning set forth in Section 6(m).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended, and the rules and regulations thereunder.

“Permitted Liens” means those liens permitted pursuant to Section 9(b) of this Agreement.

“Permitted Protest” shall have the meaning set forth in Section 10(c).

“Person” means any individual, corporation, partnership, joint venture, limited and unlimited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity, and any such Person’s successors and assigns.

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“Plan” shall have the meaning set forth in Section 6(j).

“Qualified Account” means an account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

(a) The account is not more than ninety (90) days from the date of the invoice thereof.

(b) The account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Lender, shipping and delivery receipts evidencing such shipment.

(c) The account is not subject to any prior assignment, claim, Lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process.

(d) The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment (and the netting described below for amount due from Borrower to the applicable account debtor) and the account debtor has not challenged its liability thereon and has not returned any of the goods from the sale of which the account arose.

(e) The account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to an employee of Borrower or a supplier.

(f) No notice of current bankruptcy or insolvency of the account debtor has been received by or is known to Borrower.

(g) The account is not owed by an account debtor whose chief executive office and principal place of business is outside the United States of America or Canada (such account hereinafter referred to as a “Foreign Account”), unless such Foreign Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender (including being subject to a collateral assignment in favor of the Lender).

(h) The account is not owed by an entity which is a parent, brother/sister, subsidiary or Affiliate of Borrower.

(i) The account debtor is not located in the State of New Jersey, in the State of Minnesota or in the State of West Virginia (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) the applicable Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation, the Minnesota Department of Revenue or the West Virginia Department of Tax and Revenue, as the case may be; or (ii) the applicable Borrower is exempt from such filing requirement, including any exemption as a result of being qualified to do business in such state, or being an exempt entity, or filing taxes in the state for the applicable year.

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(j) The account when aggregated with all of the accounts of that account debtor does not exceed fifteen percent (15%) of the then aggregate of all accounts, provided that such percentage shall not apply to the account(s) set forth on Exhibit 4 attached hereto (which shall have concentration limits as shown on Exhibit 4), and provided further that the Lender reserves the right in its sole discretion from time to time following the request of the Borrower to establish percentages in excess of fifteen percent or the percentages set forth on Exhibit 4 with respect to a particular account debtor.

(k) The account is not evidenced by a promissory note.

(l) The account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

(m) The account does not arise out of a progress billing prior to completion of the order therefor.

(n) Lender, in its reasonable discretion, has not, for any reason, deemed the account or the account debtor to be unacceptable.

PROVIDED THAT if at any time twenty five percent (25%) or more of the aggregate amount of the accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective original dates of invoice, from and after such time none of the accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as less than twenty five percent (25%) of the unpaid accounts due from such account debtor are (as a result of actual payments received thereon) more than ninety (90) days from the original date of invoice; accounts payable by Borrower to an account debtor shall be netted against accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding clause (d) above); characterization of any account due from an account debtor as a Qualified Account shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any account subsequently arising from such account debtor to be, or to continue to deem such account to be, a Qualified Account; it is Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of accounts are with Borrower; and all accounts whether or not Qualified Accounts constitute Collateral.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

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“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Loan Party or any subsidiary of a Loan Party and the improvements thereto.

“Renewal Term” shall have the meaning set forth in Section 12(a).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA has not waived the notification requirement of Section 4043(a), or the failure of a Plan to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended (without regard to whether the Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving a Loan Party) any Equity Interests issued by Borrower, or (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding, or (d) make, or cause or suffer to permit any of Borrower’s subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Debt.

“Revolving Loan” or “Revolving Loans” shall have the meaning set forth in Section 1(a).

“Revolving Note” shall have the meaning set forth in Section 1(a).

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or list-based sanctions program administered and enforced by OFAC or any Canadian Governmental Authority.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

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“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over the Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means each portion of a Loan that bears interest at a rate determined by reference to Adjusted Term SOFR plus a per annum rate equal to the Applicable Margin – Revolving Loans, pertaining to Revolving Loans.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Spread Adjustment” shall have the meaning set forth in Exhibit 1.

“Term” shall have the meaning set forth in Section 12(a).

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“Term SOFR” means, with respect to each Interest Period, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for one month as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for one month was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Unfinanced Capital Expenditures” means for any period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are not financed with borrowed funds (except for those directly financed with advances hereunder) and are capitalized on the Borrower’s balance sheet.

“Unused Line Fee” shall have the meaning set forth in Section 3(c).

“Unused Line Fee Rate” shall have the meaning set forth in Exhibit 1.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the date first above written.

BORROWER:

BIOFRONTERA INC.

By:	/s/ E. Fred Leffler III
Name:	E. Fred Leffler III
Title:	Chief Financial Officer

LENDER:

MIDCAP BUSINESS CREDIT LLC

By:	/s/ Steven A. Samson
Steven A. Samson, President

[Loan and Security Agreement]

EXHIBIT 1

Financial and Other Terms

The following capitalized terms shall have the respective and corresponding meaning set forth in the table below.

Annual Facility Fee Rate	1.00%
Closing Facility Fee Rate	2.00%
Applicable Margin - Revolving Loans	4.00%
Collateral Monitoring Charge	$2,000
Credit Limit	$6,500,000
Default Rate Margin	3.00%
L/C Sublimit	$250,000
Maturity Date	May 8, 2026
SOFR Rate	30-Day Term SOFR
Spread Adjustment	0.15%
Unused Line Fee Rate	0.375%

LOAN PARTY NOTICE ADDRESS:

120 Presidential Way, Suite 330

Woburn, MA 01801

Attn: Erica Monaco, Chief Executive Officer

E-mail: e.monaco@bfinc.com

LENDER NOTICE ADDRESS:

433 South Main Street

West Hartford, Connecticut 06110

Attn: Steven A. Samson, President

Telephone: (860) 503-1629

E-mail: ssamson@midcap.com

EXHIBIT 2

MIDCAP BUSINESS CREDIT LLC

REVOLVING NOTE

$6,500,000.00	May 8, 2023
West Hartford, Connecticut

For value received, the undersigned BIOFRONTERA INC., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay in accordance with the Loan Agreement (defined below), to the order of MidCap Business Credit LLC, a Texas limited liability company (the “Lender”), at its offices in West Hartford, Connecticut, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of six million five hundred dollars ($6,500,000.00) or, if less, the aggregate unpaid principal amount of all revolving loans made by Lender to Borrower under the Loan Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note (as amended, modified, replaced, substituted, superseded or restated from time to time, this “Note”) is fully paid at the rate from time to time in effect under the Loan and Security Agreement of even date herewith (as amended, modified, replaced, substituted, superseded or restated from time to time, the “Loan Agreement”) by and between Lender and Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.

This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration of the maturity hereof pursuant to the terms thereof. This Note is the “Revolving Note” referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Signature Page to Follow]

All rights and obligations hereunder shall be exclusively (without regard to rules or principles relating to conflicts of laws) governed by the laws of the State of New York and this Note shall be deemed to be under seal.

BIOFRONTERA INC.

By:
Name:
Title:

EXHIBIT 4

BORROWER	ACCOUNT NAME	CONCENTRATION LIMIT
n/a

EXHIBIT 5

MIDCAP BUSINESS CREDIT LLC

FORM OF COMPLIANCE CERTIFICATE

To:	MidCap Business Credit
433 South Main Street
West Hartford, Connecticut 06110
Attn: Steven A. Samson, President
Telecopier: (800) 217-0500
E-mail: ssamson@midcap.com

Please refer to the Loan and Security Agreement dated as of May 8, 2023 (as amended, restated, supplemented or otherwise modified from time to time, (the “Loan Agreement”), between BIOFRONTERA INC., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), and MIDCAP BUSINESS CREDIT, a Texas limited liability company. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

I.	Reports. Enclosed herewith is a copy of the [annual/ monthly] financial statements of the Borrower, and any related report, as at _____________, ____ (the “Computation Date”), which such financial statements, and report, are accurate and fairly present the financial condition of the Loan Parties [(subject to the absence of footnotes and to normal year-end adjustments)] as of the Computation Date and have been prepared in accordance with GAAP consistently applied.

II.	Events of Default. Borrower further certifies to you that no Event of Default has occurred and is continuing.

III.	Financial Tests. Borrower hereby certifies and warrants to you that attached hereto as Schedule 1 is a true and correct computation as at the Computation Date of the applicable ratios and/or financial restrictions and/or financial calculations contained in the Loan Agreement.

[Signature Page to Follow]

Borrower has caused this Certificate to be executed and delivered by its chief financial officer on _________, ____.

BIOFRONTERA INC.

By:
Name:
Title:

[Signature Page to Compliance Certificate]

SCHEDULE 1 – COMPLIANCE CERTIFICATE

Computation Date: [_____________]

A. Section 9(m)(i) - Minimum EBITDA (for the applicable measurement period, without duplication):1

(I)	Borrower remains subject to the Availability Block (Yes/ No)	________

(II)	Borrower is subject to the Minimum EBITDA (Yes/ No)	________

1.	Earnings Before Taxes	$________

2.	Interest Expense	$________

3.	Depreciation and amortization	$________

4.	One-time, Non-Recurring or Extraordinary	$________

5.	EBITDA (sum of A.II.1 through A.II.4)	$________

6.	Minimum Required	$________[2]

B. Section 9(m)(ii) - Minimum Ameluz Revenue (for the applicable measurement period, without duplication):

1.	Ameluz Revenue	$________

2.	Minimum Ameluz Revenue Require	_________[3]

1 Note: In effect from such date when Borrower elects in accordance with Section 9(m)(i) to permanently replace the Availability Block with the covenant requirement under Section 9(m)(i).

2 Note: See Section 9(m)(i) of the Loan Agreement for applicable requirement.

3 Note: See Section 9(m)(ii) of the Loan Agreement for applicable requirement.